                     Exhibit B


NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended March 31, 2000
(Unaudited, Subject to Adjustment)
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
               Twelve
          QuarterMonths
               --------------

INCOME
     Revenue (1)     $188,588     $530,017
               --------     --------
     Total income     188,588     530,017
               --------     --------


EXPENSES

     Operating expenses
          Cost of sales     171,403     475,717
          Depreciation     2,650     10,802
          Selling, general and administrative
             expenses     15,164     57,819
          Income tax     18     (4,971)
               --------     --------
     Total operating expenses     189,235     539,367
               --------     --------

     Operating income (loss)     (647)     (9,350)

     Other income (expense), net     482     1,100
               --------     --------
Net income (loss)     (165)     (8,250)

Accumulated deficit at beginning of period     (30,423)     (22,338)
Fair value purchase accounting adjustment     30,562     30,562
               --------     --------
Accumulated deficit at end of period     $    (26)     $    (26)
               ========     ========


(1) Represents revenue of subsidiary (AllEnergy Marketing Co., L.L.C.)


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